Exhibit (a)(1)(W)

February 2, 2007

Special Committee of the Board of Directors of ElkCorp
c/o Mark Gordon, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019

Ladies and Gentlemen:

Reference is hereby made to the irrevocable and legally binding offer submitted to you on January 29, 2007 (the “January 29 Offer”).  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the January 29 Offer.

This letter hereby extends the expiration date of such January 29 Offer from February 6, 2007 until 5:00 p.m. Dallas, Texas time on February 12, 2007.  Pursuant to the terms of the January 29 Offer, as amended by this letter, unless such terms and conditions of the January 29 Offer have been satisfied on or prior to 5:00 p.m. Dallas, Texas time on February 12, 2007, the Offer, the Merger Agreement, the Guarantee and the Confidentiality Agreement Amendment shall be null and void and have no force and effect.

We acknowledge that the conditions contained in paragraph numbered 1 in the January 29 Offer relating to the delivery of notice under the Prior Agreement of the Company’s intention to terminate the Prior Agreement pursuant to Section 7.1(g) thereof and relating to the provision to Parent of a copy of such notice have been satisfied.

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Sincerely,

BMCA ACQUISITION INC.

By:	/s/ Robert B. Tafaro
	Name:	Robert B. Tafaro
	Title:	President and Chief Executive Officer

BMCA ACQUISITION SUB INC.

By:	/s/ Robert B. Tafaro
	Name:	Robert B. Tafaro
	Title:	President and Chief Executive Officer

BUILDING MATERIALS CORPORATION OF AMERICA

By:	/s/ Robert B. Tafaro
	Name:	Robert B. Tafaro
	Title:	President and Chief Executive Officer